Exhibit 99.1

Press Release

Omega Commercial Finance Corporation Signs Purchase Agreement for Corporate Headquarters Location

Which Also Contains Prime Retail Space

MIAMI BEACH, FL, Dec 17, 2012 (MARKETWIRE via COMTEX) -- Omega Commercial Finance Corporation trading under ticker symbol (OTCQB: OCFN) has just signed a Purchase Agreement to acquire a 12,000sq/ft mix-use property that is currently under restoration in the heart of iconic South Beach located on Washington Ave. OCFN is taking advantage of this re-surging commercial real estate market and buying a prime real estate mix-use property asset on South Beach with a strong value-added and opportunistic assessment. The building will house the company's executive staff on the top level in a contemporary 5,000sq/ft office space. The remaining square footage designed to occupy four separate 1,500 sq/ft, "A-Tier" tenant leased spaces will be located throughout the entire lower level. Strategically, due to the lack of attractable retail-space available in this historic area combined with quality office and business-professional space, it should demand top-end leasing rates. Management anticipates having the building delivered for the occupancy of its executive office space in January 2013 and able to start leasing the lower level units later that year. Thanks to redesigned facade, quality space, prime shopping, and prime foot traffic location, one of the four leasable spaces is already under pre-leased negotiations. The building will also feature a rooftop, ocean view space for an occupant geared to a high-end restaurant, spa, or boutique lounge targeting business professionals working in or traveling to Miami Beach. Jon S. Cummings IV states, "We have seen values rapidly grow over the last 12-months. Following stabilization and over the next 3 to 4 years, I feel REITs and Hedge Funds will be attracted to our prime real estate asset, which I believe will demand top dollar." The proposed name of this originally constructed 1936 building and now newly high-end renovated space is "Omega Plaza One." The renovations entail completely gutting the interior, modernizing the facade, and updating the roof & mechanical systems, and reinforcing the foundation. Mr. Cummings states, "Our building will be the most high-tech, eye-pleasing, twenty-first century, retail/office building located in the heart of South Beach's Art Deco District."

About Us

Omega trades as a commercial real estate lender and specialty finance holding company. Through its subsidiaries, Omega CRE Group LLC and Omega Capital Street LLC, the company shall focus primarily on originating, investing in, acquiring, and managing senior performing commercial real estate mortgage loans, commercial mortgage-backed securities, commercial real estate corporate debt and loans and other commercial real estate-related debt investments in the U.S. and globally.

Safe Harbor

Statements contained in this news release, other than those identifying historical facts, constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual Company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Andrew J. Barwicki

Barwicki Investor Relations Inc.

110 Wall Street 11th Fl.

New York, New York 10005

Contact: Andrew@barwicki.com

SOURCE: Omega Commercial Finance Corporation

CONTACT: Andrew@barwicki.com

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